Exhibit 15(b)

                                 CLASS "C" SHARE

                                DISTRIBUTION PLAN
                                       OF
                                 THE ALGER FUND

     Distribution Plan, dated as of , 1994, of The Alger Fund, a Massachusetts business trust ("the Fund"), with respect to Class C shares to be issued by one or more series of the Trust.

     Section I. One or more series of the Fund as listed in Schedule A (herein after each such series is referred to as a "Portfolio") may act as a distributor of the shares of the Class C Shares (the "Shares") of which the Fund is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") according to the terms of this Distribution Plan (the "Plan").

     Section 2. Each Portfolio may incur, as a distributor of the Shares, expenses at the annual rate of 0.75% of the average daily net assets of the Portfolio attributable to the Shares, subject to any applicable limitations imposed from time to time by rules of the National Association of Security Dealers, Inc.

     Section 3. Amounts set forth in Section 2 may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, expenses of organizing and conducting sales seminars, advertising programs, finders fees, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, overhead, supplemental payments to dealers and other institutions as asset-based sales charges or as payments of commissions or service fees by the Fund's distributor and the costs of administering the Plan. To the extent that amounts paid hereunder are not used specifically to reimburse the distributor for any such expense, such amounts may be treated as compensation for the distributor distribution-related services. All amounts expended pursuant to the Plan shall be paid to the distributor for and are the legal obligation of the Fund and not of the distributor.

     Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Trustees of the Fund and (b) those trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Non-interested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

     Section 5. Unless sooner terminated pursuant to Section 7, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided in Section 4.

     Section 6. Distributors shall provide to the Board of Trustees and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 7. This Plan may be terminated at any time by vote of a majority of the Non-interested Trustees, or by vote of a majority of the outstanding voting securities of the Shares.

     Section 8. Any agreement related to this Plan shall be made in writing, and shall provide:

          (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Non-interested Trustees or by a vote of the outstanding voting securities of the Fund attributable to the Shares, on not more than sixty (60) days' written notice to any other party to the agreement; and

          (b) that such agreement shall terminate automatically in the event of the assignment.

     Section 9. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved by a vote of at least a "majority of the outstanding securities" (as defined in the 1940 Act) of the Shares, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 4 hereof.

                                   Schedule A
                              Portfolios in Program
            Alger Small Capitalization                Alger Balanced
            Alger MidCap Growth                       Alger Capital Appreciation
            Alger Growth

                                 THE ALGER FUND
                                (Class C Shares)

         Attest: _______________________         By:_______________________
                    Name:                                   Name:
                    Title:                                  Title:
                    Plan in effect as of ________________, 1997